Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS THIRD QUARTER 2015 RESULTS

TAMPA, Fla. (Nov. 4, 2015) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the quarter ended September 30, 2015. As determined under generally accepted accounting principles (GAAP), net income for the third quarter of 2015 was $36.4 million, or $0.82 per diluted share. Adjusted net income for the third quarter of 2015 was $44.6 million, or $1.00 per diluted share.

“Our third quarter 2015 results reflect continued progress and improved operational performance,” said Kenneth Burdick, WellCare’s chief executive officer. “We are especially pleased that we were selected to serve Medicaid recipients in Iowa beginning in 2016 and to continue serving Georgia’s Medicaid members under a new program beginning July 1, 2016.

“We expect our Iowa Medicaid business to be a meaningful contributor to our results in the long-term after investments that we are making to ramp up operations and transition members to this new managed Medicaid program,” Burdick continued. “We are optimistic about our future and believe we are well-positioned to achieve margin expansion on our current business in 2016.”

Key Metrics	3Q15
Earnings per Diluted Share (GAAP)	$0.82
Adjusted Earnings per Diluted Share*	$1.00

Total Premium Revenue (GAAP) ($ millions)	$3,437.3
Adjusted Premium Revenue* ($ millions)	$3,359.5

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,273.9
Adjusted Medicaid Health Plans*	$2,196.1
Medicare Health Plans	$961.1
Medicare Prescription Drug Plans (PDP)	$202.3

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	87.6%
Adjusted Medicaid Health Plans*	90.7%
Medicare Health Plans	86.9%
Medicare Prescription Drug Plans (PDP)	60.0%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.1%
Adjusted SG&A Ratio*	7.9%
*Refer to the basis of presentation for a discussion of non-GAAP financial measures.

Highlights from the Third Quarter of 2015

•	Medicaid Health Plans membership grew to approximately 2.4 million members at September 30, 2015, an increase of 147,000 members from September 30, 2014, and 5,000 members from June 30, 2015.

•	Medicare Advantage membership grew to approximately 355,000 members at September 30, 2015, an increase of 1.7 percent from June 30, 2015.

•	The Medicare Health Plans MBR of 86.9 percent improved 380 basis points compared with the third quarter of 2014.

•
The Medicare PDP MBR improved from 89.6 percent in the third quarter of 2014 to 60.0 percent in the third quarter of 2015 as a result of the effect of improved pharmacy rebate management and bid positioning for the 2015 plan year.

•
As previously announced on September 11, 2015, WellCare received a Notice of Intent to Award (NOIA) a contract from the Georgia Department of Community Health (DCH) to continue serving Medicaid recipients in Georgia. Services under the new contract are expected to begin on July 1, 2016, with an initial one-year term and five additional one-year renewal options at the discretion of Georgia DCH.

•
As previously announced, on October 9, 2015, WellCare signed a contract with the Iowa Department of Human Services (DHS) to serve Iowa’s Medicaid Managed Care program, IA Health Link, statewide. Services under the contract are expected to begin on January 1, 2016. The contract is for three years and may be extended for two additional one-year terms at Iowa DHS’ discretion.

2015 Financial Outlook

WellCare is updating its full-year 2015 adjusted earnings per diluted share guidance, excluding the impact of Iowa, to a range of $3.35 to $3.45 from its previous guidance of $3.30 to $3.45 per diluted share. The revised guidance does not include the effect of an expected premium deficiency reserve (PDR) and start-up costs the company expects to record in the fourth quarter of 2015 in connection with the new Iowa Medicaid Managed Care program.

In consideration of the initial rate structure, the estimated medical benefit and other costs expected to be incurred during the three-year contract period of Iowa’s Medicaid Managed Care program, the company will be completing a PDR evaluation in the fourth quarter of 2015. WellCare currently expects to record a pretax PDR in the range of $85.0 million to $95.0 million, or approximately $1.20 to $1.35 per diluted share, in the fourth quarter of 2015. The company expects to incur approximately $6.0 million to $9.0 million in pretax start-up costs related to Iowa in the fourth quarter of 2015.

Refer to the 2015 guidance table included with this release for guidance ranges on specific financial metrics.

Consolidated Operations Results

GAAP net income for the third quarter of 2015 was $36.4 million, or $0.82 per diluted share, compared with GAAP net income of $19.3 million, or $0.44 per diluted share, for the third quarter of 2014.

Adjusted net income for the third quarter of 2015 was $44.6 million, or $1.00 per diluted share, compared with adjusted net income of $26.3 million, or $0.59 per diluted share, for the third quarter of 2014. The year-over-year improvement in adjusted net income is the result of operational improvement, including improvement in the Medicare Health Plans and Medicare PDP segments.

GAAP total premium revenue for the third quarter of 2015 was $3.4 billion compared with GAAP total premium revenue of approximately $3.4 billion for the third quarter of 2014.

Adjusted premium revenue of approximately $3.36 billion in the third quarter of 2015 increased slightly from approximately $3.34 billion in the third quarter of 2014.

GAAP SG&A expense was $279.6 million in the third quarter of 2015 compared with $261.5 million for the same period in 2014. Adjusted SG&A expense was $266.4 million in the third quarter of 2015 compared with $250.8 million in the third quarter of 2014.

The adjusted SG&A expense ratio was 7.9 percent in the third quarter of 2015 compared with 7.5 percent in the third quarter of 2014. The increase in SG&A expenses was consistent with the company’s expectations for SG&A progression during the year.

Medicaid Health Plans Segment Results

Membership in the company’s Medicaid Health Plans increased by 147,000, or 6.5 percent year over year, to approximately 2.4 million members as of September 30, 2015. The increase was primarily a result of organic membership growth in Florida, Illinois and Kentucky.

Adjusted Medicaid Health Plans premium revenue was $2.2 billion for the third quarter of 2015, an increase of 6.1 percent year over year, and was mainly the result of membership growth.

The adjusted Medicaid Health Plans MBR was 90.7 percent for the third quarter of 2015, an increase of 140 basis points from the third quarter of 2014 and 190 basis points sequentially. The year-over-year and sequential increases were in-line with the company’s expectations.

Medicare Health Plans Segment Results

As previously announced, on July 1, 2015, WellCare completed the sale of Sterling Life Insurance Company (Sterling), the Medicare supplement business that the company acquired as part of the Windsor Health Group transaction in January 2014. Sterling was sold at a pretax gain of $4.6 million, which was excluded from adjusted earnings in the third quarter. The effect of the company’s bid positioning for the 2015 plan year and the sale of Sterling were the primary drivers in the year-over-year decline in Medicare membership as of September 30, 2015 and the decrease in Medicare segment premium revenues as outlined below:

•	Medicare Health Plans membership as of September 30, 2015, was 355,000 members, a decrease of 14.7 percent from September 30, 2014.

•	Segment premium revenue in the third quarter of 2015 decreased 5.0 percent year over year to $961.1 million.
The Medicare Health Plans segment MBR in the third quarter of 2015 was 86.9 percent, an improvement of 380 basis points compared with the third quarter of 2014. The improvement was primarily the result of the company’s 2015 bid outcome.

Medicare Prescription Drug Plans (PDP) Segment Results

WellCare’s Medicare PDP segment produced substantial improvement in the third quarter of 2015 compared with the third quarter of 2014, primarily driven by the company’s 2015 bid strategy, continued operational execution and improved pharmacy rebate management. The outcome of the 2015 bid strategy was the primary driver of the year-over-year decreases in membership and premium revenue as reflected below:

•	The company’s Medicare PDP segment membership as of September 30, 2015, decreased 337,000 year over year, or 24.6 percent, to approximately 1.03 million members.

•	Premium revenue for the third quarter of 2015 was $202.3 million, a 21.0 percent decrease from the third quarter of 2014.

The Medicare PDP segment MBR in the third quarter of 2015 was 60.0 percent, a significant improvement from 89.6 percent in the third quarter of 2014 and 79.2 percent in the second quarter of 2015. The year-over-year improvement was primarily the result of the 2015 bid strategy and improved pharmacy rebate management.

Operating Cash Flow and Financial Condition

Net cash provided by operating activities was $312.6 million for the three months ended September 30, 2015, compared with net cash provided by operating activities of $426.0 million for the three months ended September 30, 2014.

For the nine months ended September 30, 2015, net cash provided by operating activities was $237.9 million compared with net cash provided by operating activities of $179.4 million for the nine months ended September 30, 2014.

As of September 30, 2015, unregulated cash and investments were approximately $385.0 million compared with $369.9 million as of June 30, 2015.

Days in claims payable (DCP) was 45.6 days as of September 30, 2015, compared with 43.0 days as of June 30, 2015, and 45.2 days as of September 30, 2014.

Conference Call and Webcast

A discussion of WellCare’s third quarter 2015 results will be available via a conference call and live webcast today at 8:30 a.m. Eastern time (ET).

The conference call will be webcast live from the company’s website and be accessible in the “Events and Presentations” section at ir.wellcare.com. A replay of the webcast will be available approximately one hour following the conclusion of the conference call.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10073483. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now or at any time prior to the call and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial in (toll free):	1-844-492-3724
International participant dial in:	1-412-542-4185

A telephonic replay will be available until midnight ET on Wednesday, November 11, 2015. This replay may be accessed by dialing one of the numbers below and entering the replay access code of 10073483:

Domestic replay (toll free):	1-877-344-7529
International replay:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.8 million members nationwide as of September 30, 2015. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the Company’s performance. Net income and certain other operating results have been adjusted for the effect of certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs, transitory costs related to the company’s decision to change its pharmacy benefit manager (PBM) as of January 1, 2016, and costs related to the divestiture of Sterling. Net income and certain operating results have also been adjusted for the effect of a gain on divestiture of Sterling. Management believes these items are not indicative of long-term business operations performance.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release. Please refer to the schedules in this news release that provide supplemental information that reconcile results determined under GAAP to non-GAAP results.

Adjusted premium revenue = Total premium revenue (GAAP) less Medicaid state premium taxes revenue and Medicaid state reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.

MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).

Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The Company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.

Adjusted SG&A expense (non-GAAP) = SG&A (GAAP) expense less certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs, PBM transitory costs and Sterling divestiture costs.

SG&A ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).

Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.

Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less the government investigations and related litigation and resolution costs, PBM transitory costs, the Sterling gain and Sterling divestiture costs.

Adjusted income tax expense (non-GAAP) = income tax associated with the adjusted income before taxes, based on the applicable effective income tax rate.

Effective income tax rate (GAAP) = Income tax expense (GAAP) divided by income before taxes (GAAP).

Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.

Adjusted net income = adjusted income before taxes less adjusted income tax expense.

Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

The schedules contained in this news release may contain totals that do not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook, the pending Medicaid contract with Georgia DCH and the commencement of services under Iowa’s new Medicaid managed care program, including any anticipated premium deficiency reserve, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the outcome of any protests related to the Medicaid awards, the approval of the Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, including, but not limited to, WellCare’s ability to meet the requirements of readiness reviews. WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

WellCare Health Plans, Inc.

2015 Guidance
(Excludes the Impact of Iowa in
the Fourth Quarter of 2015)

Guidance Metric	2015 Guidance As of November 4, 2015	2015 Guidance As of August 5, 2015

Segment premium revenue:
Adjusted Medicaid Health Plans(1)	$8.70B to $8.75B	$8.65B to $8.75B
Medicare Health Plans	$3.90B to $3.95B	$3.9B to $4.0B
Medicare PDP	$925M to $975M	$950M to $1.0B
Adjusted premium revenue(1)	$13.525B to $13.675B	$13.5B to $13.75B

Segment MBR:
Adjusted Medicaid Health Plans, excluding Iowa(2)	89.75% to 90.25%	89.75% to 90.25%
Medicare Health Plans	86.50% to 87.00%	86.50% to 87.00%
Medicare PDP	80.75% to 81.25%	81.75% to 82.25%

Investment & other income	$13M to $16M	$13M to $16M
Adjusted SG&A ratio, excluding Iowa(3)(6)	7.7% to 7.8%	7.7% to 7.8%
ACA industry fee expense	$227.3M	$229M to $231M
Depreciation and amortization	$71M to $73M	$71M to $73M
Interest expense	$53M to $55M	$53M to $55M
Adjusted effective income tax rate, excluding Iowa(4)(6)	60.0% to 62.0%	60.0% to 62.0%

Adjusted earnings per diluted share, excluding Iowa(5)(6)	$3.35 to $3.45	$3.30 to $3.45

(1) Excludes an estimated $93.0 million to $95.0 million in Medicaid state premium taxes and an estimated $213.0 million to $215.0 million for Medicaid state ACA industry fee reimbursement.

(2) Excludes the effect of the current Iowa PDR estimate of $85.0 million to $95.0 million on medical expenses and the estimated Medicaid state premium taxes and the Medicaid state ACA industry fee reimbursement on Medicaid Health Plans premium revenue.

(3) Excludes the following items: an estimated $3.0 million to $4.0 million in Sterling divestiture costs; an estimated $6.0 million to $9.0 million in Iowa start-up costs; estimated Medicaid state premium taxes and Medicaid state ACA industry fee reimbursement; and PBM transitory costs and government investigation-related costs that the company is unable to project for future periods.

(4) Excludes the estimated income tax effect associated with the Iowa PDR and start-up costs, the government investigation-related costs, PBM transitory costs, the Sterling gain and Sterling divestiture costs.

(5) The company estimates adjusted earnings per diluted share guidance, excluding Iowa, by adjusting net income for the estimated net of tax effect of government investigation-related costs, the Sterling gain and Sterling divestiture costs, PBM transitory costs, and the Iowa PDR and start-up costs.

(6) WellCare is not able to project the amount of future costs associated with the PBM transition, government investigations or any potential changes in the gain related to the Sterling divestiture and, therefore, cannot reconcile these to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				June 30, 2015		September 30, 2014
	September 30, 2015	June 30, 2015	September 30, 2014	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	788,000	773,000	703,000	15,000	1.9%	85,000	12.1%
Georgia	591,000	594,000	613,000	(3,000)	(0.5)%	(22,000)	(3.6)%
Kentucky	436,000	429,000	408,000	7,000	1.6%	28,000	6.9%
Illinois	173,000	180,000	133,000	(7,000)	(3.9)%	40,000	30.1%
New York	120,000	118,000	111,000	2,000	1.7%	9,000	8.1%
Other states	291,000	300,000	284,000	(9,000)	(3.0)%	7,000	2.5%
Total Medicaid Health Plans Membership (1)	2,399,000	2,394,000	2,252,000	5,000	0.2%	147,000	6.5%

Medicaid Health Plans Membership by Program:
TANF	1,986,000	1,949,000	1,785,000	37,000	1.9%	201,000	11.3%
SSI, ABD, Duals and LTC	274,000	277,000	259,000	(3,000)	(1.1)%	15,000	5.8%
CHIP and other	139,000	168,000	208,000	(29,000)	(17.3)%	(69,000)	(33.2)%
Total Medicaid Health Plans Membership (1)	2,399,000	2,394,000	2,252,000	5,000	0.2%	147,000	6.5%

Medicare Health Plans:
Medicare Advantage by State:
Florida	108,000	107,000	102,000	1,000	0.9%	6,000	5.9%
New York	47,000	46,000	52,000	1,000	2.2%	(5,000)	(9.6)%
Georgia	35,000	34,000	30,000	1,000	2.9%	5,000	16.7%
Texas	35,000	33,000	28,000	2,000	6.1%	7,000	25.0%
California	33,000	33,000	63,000	—	0.0%	(30,000)	(47.6)%
Mississippi	18,000	17,000	17,000	1,000	5.9%	1,000	5.9%
Other states	79,000	79,000	79,000	—	0.0%	—	0.0%
Total Medicare Advantage Health Plans	355,000	349,000	371,000	6,000	1.7%	(16,000)	(4.3)%
Medicare Supplement Insurance	—	39,000	45,000	(39,000)	(100.0)%	(45,000)	(100.0)%
Total Medicare Health Plans (1)	355,000	388,000	416,000	(33,000)	(8.5)%	(61,000)	(14.7)%

Medicare Prescription Drug Plans	1,032,000	1,045,000	1,369,000	(13,000)	(1.2)%	(337,000)	(24.6)%

Total Membership	3,786,000	3,827,000	4,037,000	(41,000)	(1.1)%	(251,000)	(6.2)%

(1) Medicaid and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare.  The dually-eligible membership as of September 30 and June 30, 2015 was 43,000 and 47,000, respectively. The dually-eligible membership as of September 30, 2014 was 31,000.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Premium	$ 3,359.5	$ 3,337.9	$ 10,155.7	$ 9,360.1
Medicaid premium taxes	26.7	21.3	66.9	57.0
ACA industry fee reimbursement	51.1	37.1	159.3	93.9
Total premium	3,437.3	3,396.3	10,381.9	9,511.0
Investment and other income	3.7	11.2	11.5	34.1
Total revenues	3,441.0	3,407.5	10,393.4	9,545.1

Expenses:
Medical benefits	2,947.4	2,996.6	8,976.7	8,460.8
Selling, general and administrative	279.6	261.5	792.0	735.7
ACA industry fee	53.9	34.7	170.5	103.3
Medicaid premium taxes	26.7	21.3	66.9	57.0
Depreciation and amortization	18.2	14.4	53.1	44.0
Interest	15.1	9.5	39.0	28.0
Impairment and other charges	—	—	—	24.1
Total expenses	3,340.9	3,338.0	10,098.2	9,452.9
Income from operations	100.1	69.5	295.2	92.2
Gain on divestiture of business	4.6	—	4.6	—
Bargain purchase gain	—	(7.8)	—	31.6
Income before income taxes	104.7	61.7	299.8	123.8
Income tax expense	68.3	42.4	194.2	67.9
Net income	$ 36.4	$ 19.3	$ 105.6	$ 55.9

Earnings per common share:
Basic	$ 0.83	$ 0.44	$ 2.40	$ 1.27
Diluted	$ 0.82	$ 0.44	$ 2.38	$ 1.27

Weighted average common shares outstanding:
Basic	44,084,004	43,885,779	44,040,253	43,851,759
Diluted	44,424,305	44,186,034	44,362,208	44,144,045

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	September 30, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$ 1,423.1	$ 1,313.5
Short-term investments	226.8	172.8
Premiums receivable, net	667.3	609.0
Pharmacy rebates receivable, net	322.5	358.9
Receivables from government partners	—	83.0
Funds receivable for the benefit of members	1,105.4	781.5
Deferred ACA industry fee	56.8	—
Income taxes receivable	12.3	—
Prepaid expenses and other current assets, net	163.7	170.5
Deferred income tax asset	33.1	37.1
Total current assets	4,011.0	3,526.3

Property, equipment and capitalized software, net	240.1	187.1
Goodwill	263.2	263.2
Other intangible assets, net	82.6	101.0
Long-term investments	138.7	257.3
Restricted investments	194.3	150.3
Other assets	10.8	9.8
Total Assets	$ 4,940.7	$ 4,495.0

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$ 1,462.4	$ 1,483.8
Unearned premiums	15.4	86.9
Accounts payable	24.5	18.9
Other accrued expenses and liabilities	367.5	294.7
Current portion of long-term debt	300.0	—
Current portion of amount payable related to investigation resolution	—	35.2
Income taxes payable	—	1.9
Other payables to government partners	43.1	14.3
Total current liabilities	2,212.9	1,935.7

Deferred income tax liability	80.9	48.4
Long-term debt	912.7	900.0
Other liabilities	25.0	15.0
Total liabilities	3,231.5	2,899.1

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,104,883 and 43,914,106 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	0.4	0.4
Paid-in capital	511.6	503.0
Retained earnings	1,198.7	1,093.1
Accumulated other comprehensive loss	(1.5)	(0.6)
Total Stockholders' Equity	1,709.2	1,595.9
Total Liabilities and Stockholders' Equity	$ 4,940.7	$ 4,495.0

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$ 105.6	$ 55.9
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	53.1	44.0
Stock-based compensation expense	13.5	9.2
Gain on divestiture of business	(4.6)	—
Bargain purchase gain	—	(31.6)
Deferred ACA fee amortization	170.5	103.3
Asset impairment and other charges	—	24.1
Incremental tax benefit from stock-based compensation	(1.8)	(0.3)
Deferred taxes, net	39.3	(1.4)
Provision for doubtful receivables	12.0	11.2
Changes in operating accounts, net of effects from acquisitions and divestitures:
Premiums receivable, net	(69.3)	(21.8)
Pharmacy rebates receivable, net	36.4	(125.7)
Prepaid expenses and other current assets, net	6.2	(49.1)
Medical benefits payable	(5)	406.8
Unearned premiums	(67.9)	0.2
Accounts payable and other accrued expenses	(121.9)	(114.6)
Other payables to government partners	112.1	(98.1)
Amount payable related to investigation resolution	(35.2)	(35.4)
Income taxes receivable/payable, net	(8.6)	(8.2)
Other, net	3.5	10.9
Net cash provided by operating activities	237.9	179.4

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(17.2)	117.0
Purchases of investments	(100.8)	(359.2)
Proceeds from sales and maturities of investments	109.2	333.6
Additions to property, equipment and capitalized software, net	(94.6)	(46.4)
Net cash (used in) provided by investing activities	(103.4)	45.0

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	308.9	298.6
Proceeds from exercises of stock options	0.3	0.2
Incremental tax benefit from stock-based compensation	1.8	0.3
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(7)	(2.4)
Payments on capital leases	(0.1)	(1.1)
Funds paid for the benefit of members, net	(328.8)	(452)
Net cash used in financing activities	(24.9)	(156.4)

Increase in cash and cash equivalents	109.6	68.0
Balance at beginning of period	1,313.5	1,482.5
Balance at end of period	$ 1,423.1	$ 1,550.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$ 161.5	$ 68.2
Cash paid for interest	$ 24.0	$ 18.1

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$ 15.4	$ 2.3

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Medicaid Health Plans Segment:
Premium revenue by state, excluding Medicaid premium taxes and ACA industry fee reimbursements:
Kentucky	$ 632.1	$ 594.6	$ 1,893.4	$ 1,649.0
Florida	567.7	500.9	1,656.6	1,189.2
Georgia	396.6	417.3	1,161.0	1,166.7
Other states	599.7	556.7	1,790.8	1,475.4
Premium revenue excluding Medicaid premium taxes and ACA industry fee reimbursements	2,196.1	2,069.5	6,501.8	5,480.3
Medicaid premium taxes	26.7	21.3	66.9	57.0
ACA industry fee reimbursement	51.1	37.1	159.3	93.9
Premium revenue (GAAP)	2,273.9	2,127.9	6,728.0	5,631.2

Medical benefits expense	1,991.3	1,849.0	5,842.2	4,933.5

Medical benefits ratio:
Total premium revenues (GAAP)	87.6%	86.9%	86.8%	87.6%
Excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursements (non-GAAP)	90.7%	89.3%	89.9%	90.0%

Medicare Health Plans Segment:
Premium revenue	$ 961.1	$ 1,012.2	$ 2,937.1	$ 2,953.5
Medical benefits expense	834.8	918.0	2,548.8	2,633.5
Medical benefits ratio	86.9%	90.7%	86.8%	89.2%

Prescription Drug Plans Segment:
Premium revenue	$ 202.3	$ 256.2	$ 716.8	$ 926.3
Medical benefits expense	121.3	229.6	585.7	893.8
Medical benefits ratio	60.0%	89.6%	81.7%	96.5%

Total Company:
Premium revenue excluding Medicaid premium taxes and ACA industry fee reimbursements	$ 3,359.5	$ 3,337.9	$ 10,155.7	$ 9,360.1
Medicaid premium taxes	26.7	21.3	66.9	57.0
ACA industry fee reimbursement	51.1	37.1	159.3	93.9
Premium revenue (GAAP)	3,437.3	3,396.3	10,381.9	9,511.0

Medical benefits expense	2,947.4	2,996.6	8,976.7	8,460.8

Medical benefits ratio:
Total premium revenues (GAAP)	85.7%	88.2%	86.5%	89.0%
Excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursements (non-GAAP)	87.7%	89.8%	88.4%	90.4%

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the effect of Medicaid premium taxes and ACA industry fee reimbursement from revenue. The SG&A expense ratio also excludes the effect of government investigation, divestiture-related and PBM transitory costs on this ratio.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Company premium revenue:
As determined under GAAP	$ 3,437.3	$ 3,396.3	$ 10,381.9	$ 9,511.0
Medicaid premium taxes	(26.7)	(21.3)	(66.9)	(57.0)
ACA industry fee reimbursement	(51.1)	(37.1)	(159.3)	(93.9)
Total premium revenue net of premium taxes and ACA industry fee reimbursement	$ 3,359.5	$ 3,337.9	$ 10,155.7	$ 9,360.1

SG&A Expense:
As determined under GAAP	$ 279.6	$ 261.5	$ 792.0	$ 735.7
Adjustments:
Investigation-related costs	(8.6)	(10.7)	(23.3)	(29.3)
Divestiture-related costs	(0.9)	—	(2.0)	—
PBM transitory costs	(3.7)	—	(3.7)	—
Adjusted SG&A Expense	$ 266.4	$ 250.8	$ 763.0	$ 706.4

SG&A expense ratio:
As determined under GAAP	8.1%	7.7%	7.6%	7.7%
Effect of Medicaid premium taxes	0.1%	0.0%	0.1%	0.0%
Effect of ACA industry fee reimbursement	0.1%	0.1%	0.1%	0.1%
SG&A expense adjustments (a)	(0.4)%	(0.3)%	(0.3)%	(0.3)%
Adjusted SG&A expense ratio (Non-GAAP)	7.9%	7.5%	7.5%	7.5%

(a) Results from expenses associated with government investigation, divestiture-related and PBM transitory costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended September 30, 2015				For the Three Months Ended September 30, 2014
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted
(Non-GAAP)
Selling, general, and administrative expense	$ 279.6	$ (13.2)	(a)	$ 266.4	$ 261.5	$ (10.7)	(a)	$ 250.8
Gain on divestiture of business	$ 4.6	$ (4.6)	(b)	$ —	$ —	$ —		$ —
Income tax expense	$ 68.3	$ 0.4	(c)	$ 68.7	$ 42.4	$ 3.8	(c)	$ 46.2
Net income	$ 36.4	$ 8.2		$ 44.6	$ 19.3	$ 6.9		$ 26.3
Effective tax rate	65.2%	(4.5%)	(c)	60.7%	68.7%	(5.0%)	(c)	63.7%

Earnings per share:
Basic	$ 0.83	$ 0.18		$ 1.01	$ 0.44	$ 0.16		$ 0.60
Diluted	$ 0.82	$ 0.18		$ 1.00	$ 0.44	$ 0.15		$ 0.59

	For the Nine Months Ended September 30, 2015				For the Nine Months Ended September 30, 2014
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted
(Non-GAAP)
Selling, general, and administrative expense	$ 792.0	$ (29.0)	(a)	$ 763.0	$ 735.7	$ (29.3)	(a)	$ 706.4
Gain on divestiture of business	$ 4.6	$ (4.6)	(b)	$ —	$ —	$ —		$ —
Income tax expense	$ 194.2	$ 4.2	(c)	$ 198.4	$ 67.9	$ 12.4	(c)	$ 80.3
Net income	$ 105.6	$ 20.2		$ 125.8	$ 55.9	$ 16.9		$ 72.8
Effective tax rate	64.8%	(3.6%)	(c)	61.2%	54.8%	(2.4%)	(c)	52.4%

Earnings per share:
Basic	$ 2.40	$ 0.46		$ 2.86	$ 1.27	$ 0.39		$ 1.66
Diluted	$ 2.38	$ 0.46		$ 2.84	$ 1.27	$ 0.38		$ 1.65

(a) Expenses associated with the government investigation, divestiture-related and PBM transitory costs as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Pre-tax gain recorded during the three months ended September 30, 2015 resulting from the divestiture of Sterling Life Insurance Company ("Sterling"), the Medicare Supplement business that the Company acquired as part of the Windsor Health Group, Inc. transaction in January 2014.

(c) The Company estimated the effect on income tax expense and the effective tax rate associated with the government investigation, PBM transitory costs and the Sterling gain and divestiture costs. These estimates are based on the effective income tax rates applicable to adjusted (non-GAAP) results.